UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  August 30, 2013

HydroDynex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-53506

Nevada	20-4903071
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2009 E. 30th Ave., Spokane, WA 99203

(Address of Principal Executive Offices, Including Zip Code)

(702) 722-9496

(Registrant’s Telephone Number, Including Area Code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01  Entry into a Material Definitive Agreements.

On August 30, 2013, two creditors of Hydrodynex, Inc., including Officer and Director Jerod Edington and related party Marycliff Investment Corp. owned by Jerod Edington's mother, Sherry Edington, that had outstanding loans due to them from Hydrodynex agreed to convert their loans due plus any accrued interest into common shares of stock at a conversion rate of $0.05 per share.  The total outstanding loans in aggregate were $27,250 and the aggregate interest accrued up to August 30, 2013 was $0.  A total of 405,000 shares were issued to Jerod Edington in exchange for the loans due to him.  A total of 140,000 shares were issued to Marycliff Investment Corp. in exchange for the loans due to it.

Item 3.02  Unregistered Sales of Securities.

On August 30, 2013, we issued 545,000 unregistered shares of its common stock, par value $0.001, at $0.05 per share from our treasury to two creditors of Hydrodynex, Inc. in exchange for outstanding loans in aggregate of $27,250 and aggregate interest accrued of $0.  A total of 405,000 shares were issued to affiliate Jerod Edington, Officer and Director of Hydrodynex, in exchange for the loans due to him.  A total of 140,000 shares were issued to Marycliff Investment Corp., a related party entity owned by Jerod Edington's mother, Sherry Edington, in exchange for the loans due to it.  In the issuance of the securities referenced under Item 1.01 of this report we are relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for sales to sophisticated investors given full disclosure.  We believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale and no fees were paid in connection with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDRODYNEX, INC. (Registrant)

Date: September 5, 2013	By:	/s/ Jerod Edington
Jerod Edington President, CEO, CFO, COO, Treasurer, Secretary, VP